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                                                                   EXHIBIT 10(a)




                              NEWMONT GOLD COMPANY

                          DIRECTORS' STOCK AWARD PLAN

                  AMENDED AND RESTATED AS OF NOVEMBER 19, 1997

                 1. PURPOSE. The Directors' Stock Award Plan ("Plan") is intended to (a) attract and retain highly qualified individuals to serve as directors of Newmont Gold Company (the "Company"), (b) increase non-employee directors' stock ownership in the Company and (c) align non-employee directors' financial interests more closely with those of the stockholders of the Company.

                 2. PARTICIPANTS. Participants in the Plan shall consist of directors of the Company who are not employees of the Company, Newmont Mining Corporation or any of the Company's subsidiaries. The term "subsidiary" means a corporation more than 50% of the voting stock of which is owned directly or indirectly by the Company.

                 3. EFFECTIVENESS. The Plan shall become effective on November 16, 1994 (the "Effective Date").

                 4. SHARE AWARDS. On the Effective Date, each non-employee director of the Company shall receive 625 shares of Common Stock of the Company (the "Common Stock") for service as a director of the Company rendered and to be rendered in 1994. On the date of the Annual Meeting of Stockholders of the Company in each year, commencing in 1995, each non-employee director of the Company who is elected or re-elected at such Annual Meeting shall receive 625 shares of Common Stock for service as a director of the Company previously rendered and to be rendered during the year in which such Annual Meeting is held. If a person who is not an employee of the Company is elected a director of the Company (a) in 1994 but after the Effective Date or
(b) in any year subsequent to 1994 but after the Annual Meeting of Stockholders of the Company held in such year, then, in either case, such person shall receive 625 shares of Common Stock on the effective date of such person's election as a director of the Company, for service as a director of the Company to be rendered during 1994 or the relevant year, as the case may be. A director may forego any award under the Plan for any year by giving irrevocable written notice to such effect to the Secretary of the Company on or before December 31 of the preceding year or, in the case of awards to be made on the Effective Date, on or prior to the Effective Date. A director shall not be required to make any payment for any shares of Common Stock issued under the Plan. Subject to Section 7, a director participant in the Plan shall have full beneficial ownership of, and rights and privileges of a shareholder as to, awarded shares, including the right to vote and the right to receive dividends.
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                 5.       ADJUSTMENTS.  If the outstanding Common Stock shall
at any time be changed or exchanged by declaration of a stock dividend, stock split, combination or exchanges of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the number and class of shares thereafter to be issued under the Plan shall be appropriately and equitably adjusted.

                 6. SHARES ISSUED UNDER PLAN. Common Stock issued under the Plan shall be shares held in treasury (i.e., shares previously issued and outstanding which have been reacquired by the Company and have not been cancelled).

                 7. TRANSFER RESTRICTIONS. The shares of Common Stock received by a participant pursuant to the Plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by such participant until the earliest of (a) the expiration of five years after the date of the receipt of such shares by such participant, (b) the date such participant ceases to be a director of the Company by reason of death or disability, or (c) the later of (x) the date such participant ceases to be a director of the Company for any reason other than death or disability or (y) the expiration of six months after the date of the receipt of such shares by such participant; provided, however, a participant (i) may sell, transfer or assign shares of Common Stock received by such participant pursuant to the Plan to members of his or her immediate family (as defined below) sharing the same household ("Immediate Family Members"), or a trust, partnership, limited liability company, corporation (including a personal holding company) or similar vehicle established solely for the benefit of, or the partners, members or shareholders of which are solely, the participant and/or any such Immediate Family Members (an "Eligible Transferee") or (ii) may direct the Company, by written notice delivered to the Secretary of the Company prior to the date of issuance of any shares of Common Stock that such participant is entitled to receive pursuant to the Plan, to issue such shares in the name of, and to deliver such shares to, an Eligible Transferee of such participant, provided that, in the case of clause (i) or (ii), the foregoing restrictions on transfer shall apply to such Eligible Transferee. The term "immediate family" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships. Upon receiving an award of shares of Common Stock pursuant to the Plan, a participant may be required to represent in writing that such shares are being acquired for such participant's account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. In addition, the shares of Common Stock received by a participant pursuant to the Plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except pursuant to an available exemption from the registration requirements of the Securities Act of 1933, as amended. Certificates for





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shares delivered under the Plan may include any legend which the Company deems appropriate to reflect any or all of the foregoing restrictions on transfers.

                 8. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to deliver shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies or regulatory authorities as may be required or be deemed necessary or appropriate by counsel for the Company.

                 9. NO RIGHT TO CONTINUE AS DIRECTOR. Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with the Company.

                 10. GOVERNING LAW; AMENDMENTS. The Plan shall be construed in accordance with the law of the State of Delaware and may be amended or terminated at any time by action of the Board of Directors of the Company.



Approved by the Board of Directors of Newmont Gold Company on November 19,
1997.





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